EXHIBIT 5.1

THE LAW OFFICE OF CONRAD C. LYSIAK, P.S.

601 West First Avenue, Suite 903

Spokane, Washington 99201

(509) 624-1475

FAX: (509) 747-1770

EMAIL: cclysiak@lysiaklaw.com

November 5, 2014

Panex Resources Inc.

Coresco AG

Level 3

Gotthardstrasse 20, 630

Zug, Switzerland

RE:	Form S-1 Registration Statement

Gentlemen:

Please be advised that, I have reached the following conclusions regarding the above offering of securities by Panex Resources Inc., a Nevada corporation (the “Company”). In conjunction therewith I have examined the:

a.	The Company’s articles of incorporation and amendments thereto;
b.	The Company’s bylaws;
c.	The minutes of the board of directors;
d.	The minutes and consents of shareholders;
e.	All filings made with the Nevada Secretary of State; and,
f.	All filings made with the Securities and Exchange Commission.

1. The Company is a duly and legally organized and existing Nevada state corporation, with its registered office located in Henderson, Nevada and its principal place of business located in Zug Switzerland. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State’s office and filed with the office on May 28, 2004. The Company’s existence and form is valid and legal pursuant to the laws of the State of Nevada.

2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company’s common shares of stock. The common stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid for and non-assessable. The common stock to be sold under this Form S-1 Registration Statement is likewise legal under the laws of the State of Nevada.

Panex Resources Inc.
RE:	Form S-1 Registration Statement
November 5, 2014
Page 2

3. The Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4. The Company’s outstanding shares are comprised of 1,416,136,507 shares of common stock, 1,339,143,556 of which are being offered by selling shareholders in the offering.

5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney’s fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6. All tax benefits to be derived from the Company’s operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

7. By directors’ resolution, the Company has authorized the issuance of up to 500,000,000 shares of common stock.

The Company’s Articles of Incorporation presently provide the authority to the Company to issue 2,000,000,000 shares of common stock, $0.001 par value per share. Therefore, the Board of Directors’ Resolution which authorized the issuance for sale of up to 500,000,000 shares of common stock was within the authority of the Company’s directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

Yours truly,

The Law Office of Conrad C. Lysiak, P.S.

By:	/s/ Conrad C. Lysiak
Conrad C. Lysiak